Exhibit (k)(1)

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated and effective as of March 6, 2026 (“Effective Date”), is between Loomis Sayles Credit Income Opportunities Fund, a Delaware statutory trust (the “Fund”), and Ultimus Fund Solutions, LLC, a limited liability company organized under the laws of the state of Ohio (“Ultimus”; and together with the Fund, the “Parties” and each a “Party”).

Background

The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☐	Fund Accounting Addendum

☐	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense all executive, supervisory, clerical, and other personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation and benefits of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.

Ultimus shall not be responsible for any other expenses of the Fund except as otherwise set forth in this Agreement, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers, directors, and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

3.1.

The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time upon the mutual written agreement of Ultimus and the Fund. Each Fee Letter is incorporated by reference into this Agreement. The Parties agree that any fees, charges, or expenses not expressly set forth in the Fee Letter shall not be payable by the Fund. No additional fees shall be incurred or charged unless they are explicitly stated in the Fee Letter and agreed to in writing by both Parties.

3.2.

If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Fund shall promptly pay Ultimus’ compensation for the preceding month.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to in writing by the parties.

3.4.

In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which both reasonably and in good faith supports the disputed charges and is acceptable to the Fund.

4.	Reimbursement of Expenses

The Fund agrees to reimburse Ultimus for its reasonable and documented reimbursable expenses actually incurred by Ultimus in providing the Services, if applicable, and only to the extent such expenses are expressly set forth in the Fee Letter. Any fees, charges or expenses not specified in the Fee Letter shall not be payable by the Fund unless agreed to in writing by both Parties. Such fees may include, without limitation, the following:

4.1.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.2.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

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4.3.

The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.4.

All fees and expenses incurred approved by the Fund in advance in connection with any direct licensing of software, subscriptions to databases, custom programming, or systems modifications specific to the Fund required to provide any special reports or services requested by the Fund;

4.5.

Any expenses Ultimus shall incur at the written direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.6.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.7.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning; and

4.8.

Any additional expenses not assumed by Ultimus under this Agreement and reasonably and actually incurred by Ultimus in the performance of its duties and obligations under this Agreement that are approved in advance by the Fund.

5.	Maintenance of Books and Records

5.1.

Ultimus shall maintain and keep current the accounts, books, records, and other documents relating to the Services as may be required by Applicable Law (defined below), rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership/Retention/Destruction of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, the “Client Records”) shall be the property of the Fund.

B.

The Fund agrees to reimburse Ultimus for the cost of maintaining the Client Records, as specified in the Fee Letter. Such costs shall include any storage, copying, transmission, and/or destruction of the Client Records as provided for hereunder.

C.

Ultimus will keep the Client Records for so long as may be required by applicable law, rules, and regulations, including Federal Securities Laws, and upon expiration of any such required holding period will destroy the Client Records at the Funds’ expense in accordance with Ultimus’ Records Destruction Policy. If the Fund does not want the Client Records destroyed, the Fund may request in writing that Ultimus preserve the Client Records, whereupon Ultimus will continue to store the Client Records at the Fund’s expense until such time as otherwise notified by the Fund in writing.

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D.

Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

E.

Ultimus agrees to furnish to the Fund, at the maximum expense of 10% of the total Fees paid by the Fund in the previous 12 months, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as reasonably practicable after any termination of this Agreement. If Ultimus is required by Applicable Law (defined below), rule, or regulation to maintain any Client Records, it will provide the Fund or such other third-party as the Fund may direct, with copies of the Client Records as soon as reasonably practical after the termination, and Ultimus will continue to maintain such Client Records in accordance with the privacy, confidentiality, and data protection requirements contained in this Agreement.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Upon the prior written approval of the Fund, Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus (a) use due care in selecting such subcontractor, (b) shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and (c) shall be responsible, subject to any applicable limits set forth in Section 10, for all acts and omissions of each subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, until September 30, 2030 (the “Initial Term”).

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8.2.

Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”) unless earlier terminated by either party as provided under this Section 8.

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)

solely in respect of a termination by the Fund, any violation of law, gross negligence, bad faith, willful misconduct, or fraud by Ultimus in connection with this Agreement or any of the Services contemplated by this Agreement;

(3)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(4)

a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(5)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect; or

(6)	liquidation of the Fund.

B.

Out-of-Scope Termination. If (i) the Fund demands services that are not contemplated by this Agreement and/or (ii) the Fund’s investment strategy, structure, or holdings deviate in any material respect from those in existence, or that have otherwise been described in the Fund’s public filings or otherwise communicated to Ultimus by the Fund, as of the date of this Agreement (in the case of either clause (i) or clause (ii)), such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, substantially beyond what was anticipated by Ultimus as of the date of this Agreement (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, either Ultimus or the Fund may terminate this Agreement upon not less than 120 days’ prior written notice.

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C.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 150 days prior to the end of the Initial Term or then-current Renewal Term.

D.

Early Termination and Liquidated Damages. Any termination of this Agreement in whole or in part by the Fund (other than (x) termination under Section 8.3.A-C or F or (y) any other termination in whole or in part of this Agreement that is specifically permitted by this Agreement (or for the avoidance of doubt, any addendum forming part of this Agreement)) is deemed an “Early Termination.” Upon the occurrence of an Early Termination, the Fund shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter(s) that is/are subject to Early Termination (less any fee amounts for Services pursuant to the applicable Fee Letter(s) that are not subject to such Early Termination).

The Early Termination Fee shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.

Partial Termination of Service. In the event that Ultimus discontinues, merges, or sells to a third party a material portion (i.e., a key operational business line material to this Agreement, such as Transfer Agency operations) of its fund services business that provides services to the Fund under this Agreement, and therefore Ultimus no longer provides such service, the Fund may, within 120 days of receiving written notice of the close of the event, immediately terminate this entire Agreement, in whole or (at the Fund’s option) solely in respect of certain of the Services, without penalty. For the avoidance of doubt, a termination pursuant to this Section 8.3.F shall be deemed for “good cause.”

8.4.

No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Classes of Shares.

In the event that the Fund establishes additional classes of shares after the Effective Date, each class of shares shall become, at the discretion of the Fund and Ultimus, a class of shares of the Fund under this Agreement and shall be added to the applicable Fee Letter(s) as appropriate.

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10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties hereunder and act in good faith in performing its obligations under this Agreement, and Ultimus shall further perform and cause to be performed the Services in accordance with industry best practices, and (without limiting the foregoing) in all circumstances with at least commercially reasonable standard of care. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise, directly or indirectly, out of its willful misconduct, bad faith, gross negligence, fraud or violation of law in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following (provided that Ultimus has acted in accordance with the standard of care set forth in this Agreement):

(1)

performing Services or duties pursuant to any oral, written, or electronic instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes (after due inquiry where appropriate under the circumstances) to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative pursuant to this Agreement, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control;

(5)	any error, action, or omission by the Fund or other past or current service provider of the Fund that has not been engaged through Ultimus;

(6)	any failure to properly register the Fund’s shares in accordance with the Securities Act, any state blue sky laws, or the securities laws of any foreign country; and

(7)	Any offer or sale of any Fund’s shares outside of the United States.

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B.

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with Fund accountants and other experts of the Fund with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion on behalf of the Fund.

C.

A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the directors, trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or, if the actual time period this Agreement has been in effect is less than 12 months, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted. Notwithstanding anything in this Agreement to the contrary, this limitation shall not apply to any Fund Losses arising out of or in connection with any gross negligence, willful misconduct, bad faith, reckless violation of law or fraud by Ultimus.

G.

In no event shall either party be liable to the other party for trading losses, lost revenues, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus or the Fund was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided

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to Ultimus by any third-parties not retained by Ultimus (including, without limitation, any investment adviser to the Fund) for use in delivering Ultimus’ Services to the Fund, provided that Ultimus was not grossly negligent in relying on the third party data provided (e.g., due to it being apparent from the face of the data provided that such data was corrupt, faulty, or inaccurate). The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify and defend the other party, including its trustees, directors, managers, officers, and employees (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above (including without limitation, for the avoidance of doubt, any damages, losses or costs for which the Indemnifying Party is stated to be liable pursuant to the third sentence of Section 10.1) unless such Losses were caused in part by the Indemnitees own willful misconduct, bad faith, gross negligence or fraud; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.

Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A, provided, however, that the Fund shall not have any obligation under or in connection with this Agreement to indemnify Ultimus for any Losses that arise out of Ultimus’ willful misconduct, bad faith, gross negligence, fraud, violation of law or breach of this Agreement.

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party reasonably advised with respect to all material developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee; provided that if the Fund or any of its trustees, directors, managers, officers, employees, and other agents are the persons seeking indemnification, the Indemnifying Party shall not have the right to assume the defense of such claim if the amount in controversy is in excess of the liability cap set forth in Section 10.2.F or the matter involves claims for non-monetary relief. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the

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Indemnifying Party’s prior written consent; provided that the foregoing shall not apply if the Fund or any of its trustees, directors, managers, officers, employees, and other agents are the persons seeking indemnification and the amount in controversy is in excess of the liability cap set forth in Section 10.2.F or the matter involves claims for non-monetary relief.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Reasonably foreseeable breaches resulting from a breach of Section 13.3 will not be deemed hereunder to be beyond the reasonable control of Ultimus.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with and has all necessary licenses and approvals from all appropriate regulatory agencies or self-regulatory organizations and such registrations, licenses and approvals will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

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(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus may not be able to fully perform the Services for which such missing information is relevant and will not be responsible for such failure.

(B)

The Fund’s organizational documents, registration statement and prospectus provided (or which hereafter may be provided) to Ultimus are true and accurate copies thereof and the Fund’s most recent registration statement and prospectus filed prior to the date hereof, when filed, complied with applicable federal and state securities laws and the information set forth therein was true and accurate in all material respects.

(C)

Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)

Any officer of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited by this Agreement or otherwise in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

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13.	Insurance and Business Continuity

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor.

13.3.

Business Continuity Plan. At all times in connection with its actual or required performance of the Services hereunder, Ultimus shall maintain a Business Continuity Plan (the “Plan”) and implement such Plan in the event of any unplanned interruption of the Services.

14.	Information Provided by the Fund

14.1.	Prior to the Effective Date. Prior to the Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of shareholders of the Fund showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

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(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

(L)

contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter, and chief compliance officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Effective Date. After the Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other applicable laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended. If any Fund’s shares are offered for sale or sold outside of the United States, the Fund assumes full responsibility for ensuring that any such offer or sale complies with all applicable laws, regulations, and registration requirements in any non-U.S. jurisdiction.

Ultimus will take reasonable steps to stay informed of applicable new securities and tax laws and regulations which apply to Ultimus’ Services hereunder and will take reasonable steps to update its Services to comply with such new laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

16.	Privacy and Confidentiality

16.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all non-public information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible),in connection with this Agreement; provided that (notwithstanding anything to the contrary in this Section 16) with respect to the Fund as Receiving Party, “Confidential Information” shall not include any information provided to the Fund that relates to the Fund or any of its shareholders, any other information to the extent it includes or is derived from any information previously disclosed by the Fund to Ultimus or any other reports or other information that is provided to the Fund as part of the Services. Confidential Information includes, but is not limited to:

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(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately. Confidential information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

16.2.

Definition and Protection of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”). Ultimus will maintain appropriate security measures to protect Customer Information and other Confidential Information. Upon becoming aware of any loss or unauthorized, unlawful, or accidental access, disclosure, use, alteration or destruction of Customer Information (each, a “Security Breach”), Ultimus will (i) assess and contain the Security Breach; (ii) notify the Fund as soon as possible, but no later than 72 hours after becoming aware of the Security Breach; and (iii) provide detailed information about the Security Breach and any other information the Fund may reasonably request relating to the Security Breach. Ultimus will provide reasonable assistance to the Fund with its legal obligations to notify regulators and/or affected individuals about the Security Breach, provided that Ultimus shall not make any public announcement or issue any notification regarding a Security Breach without the prior written approval of the Fund, unless it is required to do so by law, in which case it shall provide the Fund reasonable prior notice. Ultimus will oversee service providers with access to Customer Information to ensure they implement appropriate safeguards and provide prompt breach notification to Ultimus or the Fund.

16.3.	Treatment of Confidential Information

(A)

The Receiving Party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

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(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information, and in no event less than a commercially reasonable standard of care, to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement;

(2)

Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or inappropriate use of Confidential Information under this Agreement;

(3)

The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements, or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to conduct the obligations under this Agreement. The Receiving Party will be responsible for any breach of this Agreement by any of its employees or agents to the same extent Receiving Party is responsible for its own breach, and Receiving Party agrees to take commercially reasonable measures to restrain its employees and agents from prohibited or unauthorized disclosure or use of the Confidential Information;

(4)

The Receiving Party will notify the Disclosing Party as soon as practicable of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information;

(5)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information (a) as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information or (b) when the Receiving Party is the Fund, in connection with the Receiving Party’s public filings;

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(6)

Additionally, Ultimus may provide Confidential Information, excluding Customer Information, typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies, so long as the information is anonymized (i.e., the Fund’s name (or any other information that would identify the Fund) and shareholder information is not used in, or provided with, such Confidential Information); and

(7)

The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

(D)

In the event that the Receiving Party is requested or required by Applicable Law, regulation, subpoena, court order, inquiry or request from a court or an administrative or regulatory agency or self-regulatory organization having competent jurisdiction to disclose any of Disclosing Party’s Confidential Information, the Receiving Party will, to the extent legally permitted by Applicable Law, provide prompt notice of such request to the Disclosing Party and will use commercially reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Agreement granted.

(E)

If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless, upon the advice of its counsel, legally required to disclose Disclosing Party’s Confidential Information, then in such event, the Receiving Party may disclose such information without liability hereunder; provided that the disclosure is limited to only the Confidential Information specifically required to be disclosed under Applicable Law.

(F)

The Receiving Party hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy any such breach or threatened breach by Receiving Party. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement but shall be in addition to all other rights and remedies available at law or in equity.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

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18.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

Nothing in this Section 18 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

19.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address. Any requirement to provide written notice under this Agreement may be satisfied by providing notice via electronic mail.

19.1.	If to the Fund:

Loomis Sayles Credit Income Opportunities Fund

Attn: Secretary of the Fund

c/o General Counsel (Susan Tobin)

888 Boylston Street, Suite 800

Boston, MA 02199

Email: Susan.Tobin@natixis.com; Jan.Ryukoo@natixis.com

with a copy to:

Ropes & Gray LLP

Attn: Michael Doherty, Esq. and Jessica Reece, Esq. 1211 Avenue of the Americas

New York, NY 10036-8704

Email: Michael.Doherty@ropesgray.com; Jessica.Reece@ropesgray.com

19.2.	If to Ultimus:

Ultimus Fund Solutions, LLC Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

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20.	General Provisions

20.1.

Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

20.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

20.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

20.4.	Assignments.

(A)	This Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

20.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

20.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

20.7.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

20.8.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Loomis Sayles Credit Income Opportunities Fund Ultimus Master Services Agreement March 6, 2026	Page 18 of 19

The parties duly executed this Agreement as of March 6, 2026.

	Loomis Sayles Credit Income Opportunities Fund		Ultimus Fund Solutions, LLC

By:	/s/ Matthew Block	By:	/s/ Gary Tenkman
Name:	Matthew Block	Name:	Gary Tenkman
Title:	Treasurer	Title:	Chief Executive Officer

Loomis Sayles Credit Income Opportunities Fund Ultimus Master Services Agreement March 6, 2026	Page 19 of 19

Transfer Agent and Shareholder Services Addendum

for

Loomis Sayles Credit Income Opportunities Fund

This Transfer Agent and Shareholder Services Addendum, dated March 6, 2026, is between Loomis Sayles Credit Income Opportunities Fund (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated March 6, 2026 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

function as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

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1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares;

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases;

1.14.	notify on a timely basis the Fund’s investment adviser, subadviser, accounting agent, and custodian of share activity; and

1.15.	as reasonably requested by a Fund, provide periodic shareholder lists and statistics to the Fund and certify shareholder lists.

2.	Shareholder Information Services

Ultimus shall provide the Fund with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts; and

2.5.	make client service representatives available during normal business hours (to be mutually agreed upon) to answer the Fund’s toll-free incoming phone line.

3.	Compliance Reporting

3.1.

AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct shareholders and to operate the Fund’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations. Without intending to limit or expand upon the foregoing, but merely by way of example, such anti-money laundering and customer identification services may include:

Loomis Sayles Credit Income Opportunities Fund Transfer Agent and Shareholder Services Addendum	Page 2 of 7

3.1.1.

Cross-checking account registrations against the Office of Foreign Assets Control (“OFAC”) database and the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

3.1.2.	Cross-checking special payee information from checks, outgoing wires, and systematic withdrawal files against the OFAC database;

3.1.3.	Determining when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to the Fund; prepare and file the SAR;

3.1.4.

In accordance with applicable laws, regulations, and the written procedures developed by Ultimus and adopted and approved by the Board (i) taking reasonable steps to verify the identity of any person seeking to become a new customer of the Fund, (ii) maintaining records of the information used to verify the person’s identity, as required, and (iii) determining whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided by any U.S. government agency; and

3.1.5.	Monitoring accounts in accordance with Ultimus’ Red Flag Identity Theft Prevention program.

3.2.

The AML Reporting services described in Section 3.1 include, without limitation, any and all anti-money laundering, customer identification, sanctions screening, suspicious activity monitoring, identity verification, and related compliance services that are required by applicable law, regulation, regulatory guidance, industry standards, and written procedures developed by Ultimus and adopted or approved by the Board. The specific activities listed in Sections 3.1.1 through 3.1.5 are illustrative in nature and shall not be construed as an exhaustive description of Ultimus’ obligations. Ultimus shall notify the Fund of any material changes to its AML policies or procedures that materially affect the AML Reporting services and shall cooperate in good faith with the Fund to address any resulting impact on such services.

3.3.

Regulatory Reporting. Ultimus agrees to provide timely reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors, in each case solely as directed by the Fund. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.4.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

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3.5.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

3.6.

Treasury International Capital System (TIC) SLT Reports. Ultimus shall prepare and provide to the Fund the Treasury International Capital (TIC) SLT reports on a monthly basis, in accordance with applicable regulatory requirements and in a format reasonably acceptable to the Fund. These reports shall include all data necessary for compliance with TIC SLT reporting obligations. Ultimus shall deliver such reports within the timeframe agreed upon by the parties and shall cooperate with the Fund to address any questions or clarifications related to the reports.

4.	Dealer/Load Processing

For the Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	apply appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in the Fund;

5.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

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6.	Fund Account Maintenance; Cash Deposits

To accommodate any cash balances maintained by the Fund, Ultimus will open and maintain one or more non-custodial, operating bank accounts in Ultimus’ name for the benefit of the Fund, and any interest income earned thereon shall be retained by the Fund.

7.	uTRANSACT Web Services

7.1.	Provide and maintain a secure internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

8.	PLAID

8.1.	Provide online bank account verification services using third-party PLAID technology.

9.	Blue Sky Services

9.1.	Ultimus shall provide the Fund with state registration (blue sky) services.

10.	Other Services

10.1.

Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses actually incurred by Ultimus that are reasonable and documented; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

11.	National Securities Clearing Corporation Processing

Ultimus will:

11.1.

process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

11.2.	make representatives available to respond to related broker-dealer and bank questions;

11.3.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

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11.4.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

11.5.	maintain shareholder accounts through Networking.

12.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

Loomis Sayles Credit Income Opportunities Fund Transfer Agent and Shareholder Services Addendum	Page 6 of 7

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of March 6, 2026.

	Loomis Sayles Credit Income		Ultimus Fund Solutions, LLC
Opportunities Fund

By:	/s/ Matthew Block	By:	/s/ Gary Tenkman
Name:	Matthew Block	Name:	Gary Tenkman
Title:	Treasurer	Title:	Chief Executive Officer

Loomis Sayles Credit Income Opportunities Fund Transfer Agent and Shareholder Services Addendum	Page 7 of 7

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated March 6, 2026.

	Loomis Sayles Credit Income		Ultimus Fund Solutions, LLC
Opportunities Fund

By:	/s/ Matthew Block	By:	/s/ Gary Tenkman
Name:	Matthew Block	Name:	Gary Tenkman
Title:	Treasurer	Title:	Chief Executive Officer

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